Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Chris Sharng
Natural Health Trends
972-241-4080
Chris.sharng@nhtglobal.com
NATURAL HEALTH TRENDS CORP.
TO PURSUE PRIVATE PLACEMENT FINANCING
DALLAS, April 16, 2007 — Natural Health Trends Corp. (NASDAQ:BHIP) announced today that it intends to conduct a private placement financing generating expected gross proceeds of up to approximately $2.8 million. The Company plans to use the net proceeds from the financing to provide additional working capital for the Company.
The financing will consist of the sale of up to 1,631,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, at an expected price of $1.70 per share. The preferred stock will generally be convertible at the election of the holder into an equivalent number of shares of common stock. The preferred stock will accrue dividends at the rate of 7% per annum, payable upon declaration by the Company’s board of directors, and the holders of preferred stock will generally be entitled to vote together with the Company’s common stockholders, provided that the holders of preferred stock shall be entitled to separately select a nominee to be considered for nomination to the Company’s board of directors. The financing will also include the sale of warrants evidencing the right to purchase up to 1,631,000 shares of the Company’s common stock at a purchase price of $0.00001 per underlying share of common stock. The warrants will be exercisable at any time during the period beginning six months after their issuance and ending six years following such issuance. The exercise price of the warrants will vary from $3.80 to $5.00 per share, depending on the time of exercise. In connection with the financing, the Company is expected to agree, subject to certain terms and conditions, to exercise its reasonable best efforts to register for resale under the Securities Act the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants.
The Company has not entered into any definitive agreements with potential investors to issue any preferred stock or warrants. No assurances can be given that the Company will issue any preferred stock or warrants or that any such securities will contain the terms described in this press release.
The Company plans to sell the preferred stock and warrants to qualified U.S. buyers in reliance on Regulation D under the Securities Act of 1933 and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. At the time of their issuance, neither the preferred stock nor the warrants will be registered under the Securities Act and, unless so registered may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state and foreign securities laws. This press release is being issued pursuant to and in accordance with Rule 135c and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About Natural Health Trends Corp.
Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries in 15 countries throughout Asia, North America, Europe and Latin America. The Company markets premium quality personal care products under the NHT Global (formerly Lexxus International) brand. Additional information can be found on the Company’s Website, and management encourages interested parties to register for updated corporate information via e-mail on the Company’s homepage, www.naturalhealthtrendscorp.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the terms of the proposed private placement financing and whether or not it will be completed, as well as other risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.